EXHIBIT NO. 99(j)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-60491 on Form N-1A of our report dated March 17, 2008, relating to the financial statements and financial highlights for MFS High Income Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust III for the year ended January 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

May 27, 2008